Initial Public Offering NASDAQ: MCBS September 2019 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 233625 Dated September 24, 2019

Disclaimer

MetroCity Bankshares, Inc. ("MetroCity", the "Company" or "we") has filed a registration statement (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement and other documents MetroCity has filed or will file with the SEC for more complete information about MetroCity and the proposed offering. When available, you may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MetroCity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York, 10019, Attn: Equity Capital Markets, by emailing kbwsyndicatedesk@kbw.com or by telephone at 1-800-966-1559, or Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attn: Equity Syndicate, by emailing prospectus@raymondjames.com or by telephone at 1-800-248-8863. This presentation does not constitute or form a part of the registration statement for the proposed offering to which this presentation relates and does not constitute an offer to sell securities, and MetroCity is not soliciting an offer to buy securities in any jurisdiction where such offer or sale is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the securities of MetroCity or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof.

MetroCity's common stock is not a deposit or savings account of MetroCity's bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

This presentation has been prepared by MetroCity solely for informational purposes to assist interested parties in making their own evaluation of MetroCity. It does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of MetroCity and the data set forth in this presentation and other information provided by or on behalf of MetroCity.

This presentation and oral statements made regarding the subject of this presentation contain forward-looking statements. These forward-looking statements reflect MetroCity's current views with respect to, among other things, future events and MetroCity's financial performance. Any statements about MetroCity's expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Any or all of the forward-looking statements in (or conveyed orally regarding) this presentation may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this presentation should not be regarded as a representation by MetroCity or any other person that the future plans, estimates or expectations contemplated by MetroCity will be achieved. MetroCity has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that MetroCity believes may affect its financial condition, results of operations, business strategy and financial needs. MetroCity's actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. If one or more events related to these or other risks or uncertainties materialize, or if MetroCity's underlying assumptions prove to be incorrect, actual results may differ materially from what MetroCity anticipates. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and MetroCity undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

Within this presentation, we reference certain market, industry and demographic data and other statistical information. We have obtained this data and information from various independent, third party industry sources and publications. Nothing in the data or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and management estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

This presentation includes certain non-GAAP financial measures, including tangible common equity to tangible assets, adjusted allowance for loan losses to gross loans and adjusted net charge-offs to average loans. These non-GAAP financial measures and any other non-GAAP financial measures that we discuss in this presentation should not be considered in isolation, and should be considered as additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their financial condition, credit quality and performance, all of which could reduce the usefulness of MetroCity's non-GAAP financial measures as tools for comparison. See the Appendix to this presentation for a reconciliation of the non-GAAP financial measures used in (or conveyed orally during) this presentation to their most directly comparable GAAP financial measures.

METROCITY BANKSHARES, INC. 2

3 Offering Summary Issuer Ticker / Exchange Base Offering Size Filing Range Base Shares Offered Overallotment Pro Forma Market Capitalization Lock - Ups Use of Proceeds Joint Bookrunning Managers Co - Manager Expected Pricing Date MetroCity Bankshares , Inc. MCBS / Nasdaq Global Select $30.1 million total, comprised of $15.5 million primary and $14.6 million secondary (based on the midpoint of the range and excluding the overallotment option) $14.50 - $16.50 per share 1,939,000 total, comprised of 1,000,000 primary and 939,000 secondary shares 15%, or 290,850 shares (all primary) $392 million (based on the midpoint of the range and excluding the overallotment option) 180 days for the company, executive officers and directors and other selling shareholders To support organic growth, including through branch expansion or opportunistic strategic acquisitions and for general corporate purposes, including contributing proceeds to the bank Keefe Bruyette & Woods, A Stifel Company | Raymond James Hovde Group, LLC Week of September 30 th

Company Overview

Company
- Metro City Bank was founded in 2006
- The holding company, MetroCity Bankshares, Inc., was founded in 2014

Headquarters
- Atlanta Metro Area (Doraville, Georgia)

Focus
- Non-conforming mortgage lending, SBA lending and conservative CRE lending
- Predominantly Asian-American communities in growing metropolitan markets in the Eastern U.S. and Texas

2019 Q2 Size and Scale
- $1.5 billion in total assets
- $1.3 billion in gross loans (including HFS)
- $1.3 billion in total deposits

2019 YTD Performance
- 2.94% Return on Average Assets[1]
- 25.5% Return on Average Equity[1]
- 4.30% Net Interest Margin
- 40.3% Efficiency Ratio[2]


METROCITY BANKSHARES, INC.
19 Full-Service Branch Locations
Doraville, GA Headquarters and 8 Branches in the Atlanta Metro Area

Note: Financial data is as of or for the six months ended June 30, 2019
(1) Represents annualized June 30, 2019 data
(2) Represents non-interest expense divided by the sum of net interest income plus non-interest income

METROCITY BANKSHARES, INC. 4

History of Metro City Bank

2006 | 2007 | 2008 | 2009 | 2010 | 2011 | 2012 | 2013 | 2014 | 2015 | 2016 | 2017 | 2018 | 2019

2006
- Opened April 2006
- $14.9mm in equity

2007
- Surpassed $200mm in assets
- Raised $15.9mm in additional equity
- Opened branches in Duluth, GA and Johns Creek, GA

2008
- Opened a branch in Suwanee, GA

2009
- Surpassed $300mm in assets
- Net income exceeded $2mm

2011
- Opened the Sugarloaf branch in Suwanee, GA

2012
- Achieved 2% ROAA
- Acquired Global Commerce (FDIC-Assisted)
- Acquired Opelika branch from Synovus to enter Alabama

2013
- Surpassed $500mm in assets
- Net income exceeded $10mm

2014
- Entered the Washington D.C. area by opening a branch in Centreville, VA
- Formed the holding company

2015
- Opened a branch in Montgomery, AL

2016
- Surpassed $1B in assets
- Entered the NYC area by opening branches in Fort Lee, NJ and Bayside, NY
- Entered Texas by acquiring two branches in the Dallas-Fort Worth MSA
- Net income exceeded $20mm

2017
- 5 straight years with an ROAA above 2%
- Peachtree Corners office was opened in Norcross, GA

Early 2018
- Entered Cobb County with a branch in Marietta, GA

Mid-to-Late 2018
- Three branches opened in Annandale, VA, Houston, TX, and Flushing, NY

2019
- Opened a branch in Tampa, FL

METROCITY BANKSHARES, INC. 5

Senior Management Team

Name	Holding Company Title	Years in Industry	Year Joined MetroCity	Prior Experience
Nack Y. Paek	Chairman and Chief Executive Officer	38	2006	• Founder of MetroCity Bankshares, Inc. and Metro City Bank • Served as President of Government Loan Service Corp. which specialized in originating and servicing SBA loans • Founding director for Summit Bank Corporation where he served in various capacities, including Chairman of the Audit committee and Chairman of the Board of Directors
Farid Tan	President and Chief Financial Officer	38	2006	• Began community banking career in Georgia in 1999 as Senior Vice President and Chief Lending Officer of Global Commerce Bank; named President and CEO in 2002 • Started banking career in 1981 for Bank Bumiputra Malaysia where he became the Assistant General Manager of their New York office
Howard H. Kim	EVP, Chief Operations Officer and Chief Lending Officer	37	2006	• Served as Vice President, Commercial and SBA Lender for two local community banks in Doraville, Georgia prior to joining Metro City Bank in 2006 • Worked for Korea Development Securities Co. Ltd as an assistant branch manager, a manager of their accounting division and representative of their Amsterdam office from 1991 to 1997 • Worked for Korea Development Bank as an officer for lending, deposit, foreign exchange dealing and accounting from 1980 to 1991
S. Benton Gunter	EVP and Chief Administrative Officer	50	2010	• More than 50 years experience in financial services, including time spent with large regional and community banks • Experience in all areas of bank operations, including administration, branch operations, deposit operations, financial reporting, compliance, human resources and audit • Most recently served as Vice President and Chief Operations Officer of Atlanta Business Bank, which opened for business in early 2002
Lucas Stewart	SVP and Senior Accounting Manager	15	2019	• Most recently served as Vice President of Financial Reporting and SOX Compliance for Fidelity Bank in Atlanta, GA • Director of an Atlanta CPA firm and oversaw the audits of various financial institutions over the span of 9 years

Our senior management team is supported by eight highly qualified and experienced individuals who oversee various aspects of our business

METROCITY BANKSHARES, INC. 6

7 Key Investment Highlights • Double - digit percentage asset growth in each of the last three years, driven by investments in personnel and branch infrastructure • Since 2015, we have added eleven full - service branches in carefully selected locations and added 112 employees • Investments yielded growth in assets, loans, deposits and shareholders’ equity well in excess of our peer groups Balance Sheet Growth • Balance sheet growth has driven outsized revenue growth and profitability • Experienced positive operating leverage through cost - efficient branch expansion • High profitability has enabled capital generation to support growth while maintaining the payment of quarterly dividends up to 25% of net income over the past seven years Earnings Growth and Profitability • Growth and profitability have been achieved without sacrificing credit quality • Only 5 foreclosures out of 7,520 residential mortgage loans originated between January 1, 2015 and June 30, 2019, none of which resulted in a loss Credit Quality • Successful growth of customer base since our founding primarily through de novo branch openings in vibrant, multi - ethnic markets • S uite of product offerings tailored to meet the needs of the businesses and individuals already established in our communities Niche Focus

Beneficial Ownership of Directors and Executive Officers

Name	Age	Year Joined	Principal Occupation	Nationality	Title and Position with the Company	Shares of Common Stock Beneficially Owned
Nack Y. Paek	77	2006	Chairman and CEO of MetroCity Bankshares, Inc.	Korean	Chairman and CEO	5.29%
Farid Tan	62	2006	President and CFO of MetroCity Bankshares, Inc.	Malaysian	President, CFO & Director	3.14%
Howard H. Kim	62	2006	EVP, COO and CLO of MetroCity Bankshares, Inc.	Korean	EVP, COO, CLO & Director	2.39%
S. Benton Gunter	78	2010	EVP and CAO of MetroCity Bankshares, Inc.	American	EVP & CAO	*
Beneficial Ownership of Executive Management:						**10.83%**
Feiying Lu	55	2006	Internal Controller with Imaex Trading Company	Chinese	Director	7.53%
Don Leung	61	2006	Managing Member of Light Efficient Depot, LLC	Chinese	Director	5.25%
Ajit Patel	54	2006	Managing Member of Amrit & Sons I, LLC and Relax Hospitality, LLC	Indian	Director	4.20%
William M. Hungeling	70	2006	Founder and Owner of Hungeling CPA	American	Director	3.45%
Young Park	71	2006	Owner and President of Kani House Restaurants	Korean	Director	3.37%
Sam Sang-Koo Shim	76	2006	President of SKS Consulting, Inc.	Korean	Director	2.82%
Francis Lai	65	2010	Managing Member of Goldfield Capital, LLC	Malaysian	Director	*
Frank S. Rhee	54	2006	Co-Owner, Eee Holdings Llc	Korean	Director	*
Beneficial Ownership of Directors and Executive Officers:						**37.97%**

Ownership is as of June 30, 2019

* Less than 1%

METROCITY BANKSHARES, INC. 8

Financial Snapshot

As of or for the Six Months Ended, June 30, 2019	
Balance Sheet	
Total Assets	$1,524.5
Gross Loans (Including Held for Sale)	$1,260.6
Total Deposits	$1,296.2
Total Shareholders' Equity	$184.3
Earnings and Profitability	
Net Income	$21.7
Return on Average Assets	2.94%
Return on Average Shareholders' Equity	25.5%
Net Interest Margin	4.30%
Efficiency Ratio[1]	40.3%
Balance Sheet and Capital Ratios (Consolidated)	
Gross Loans Held for Investment to Deposits	91.9%
Tangible Common Equity to Tangible Assets[2]	12.09%
Tier 1 Leverage Ratio	11.67%
Tier 1 Risk-Based Capital Ratio	17.99%
Total Risk-Based Capital Ratio	18.66%
Asset Quality	
Nonperforming Assets to Total Assets	1.10%
Adjusted Allowance for Loan Losses to Adjusted Gross Loans[3]	0.53%
Adjusted Net Charge-Offs to Average Gross Loans[3]	0.00%

Since 2015, Growth Has Been Accomplished Without M&A



Gross Loans (Inc. HFS)
Compounded Annual Growth Rate ("CAGR"): 25.4%
$570.8
$966.2
$1,100.4
$1,202.6
$1,260.6
2015
2016
2017
2018
6/30/2019
Total Deposits
CAGR: 26.9%
$562.9
$870.9
$1,020.0
$1,244.2
$1,296.2
2015
2016
2017
2018
6/30/2019
Net Income
CAGR: 35.6%
$16.6
$20.2
$31.9
$41.3
$21.7
2015
2016
2017
2018
6/30/2019

Note: Dollars in millions unless otherwise noted. Financial data is as of or for the years ended December 31 of each respective year or the six months ended June 30, 2019

(1) Represents non-interest expense divided by the sum of net interest income plus non-interest income

(2) Tangible common equity to tangible assets is a non-GAAP measure. Since there is no goodwill or other intangible assets as of the date indicated, tangible equity to tangible assets is the same as total shareholders' equity to total assets as of the date indicated. See Appendix for reconciliation to the most comparable GAAP financial measure

(3) Adjusted asset quality metrics are non-GAAP measures that exclude purchased auto loan pools, which we ceased purchasing in 2016. See Appendix for reconciliation to the most comparable GAAP financial measures

METROCITY BANKSHARES, INC. 9

10 2.61% 2.42% 2.77% 3.01% 2.94% 2015 2016 2017 2018 6/30/2019 20.9% 21.2% 27.2% 28.0% 25.5% 2015 2016 2017 2018 6/30/2019 40.9% 44.7% 37.0% 40.3% 40.3% 2015 2016 2017 2018 6/30/2019 Efficiency Ratio (1) Net Interest Margin Exceptional Profitability and Growth Return on Average Equity Note : Financial data is as of or for the years ended December 31 of each respective year or the six months ended June 30 , 2019 (1) Represents non - interest expense divided by the sum of net interest income plus non - interest income Return on Average Assets 4.98% 4.87% 4.76% 4.48% 4.30% 2015 2016 2017 2018 6/30/2019

11 Peer - Leading Performance (1) Performance Metrics vs. Peers (3) Growth Metrics vs. Peers (2) Peer Median (1) Ethnic Peer G roup includes eight banks traded on either the NYSE or the Nasdaq Global Select Market and headquartered in the United States with a primary focus on serving distinct ethnic communities (EWBC, CATY, HOPE, HAFC, PFBC, RBB, OPBK, and PCB ). Nationwide Peer Group includes 125 banks traded on either the NYSE or the Nasdaq Global Select Market with total assets between $1 billion and $3 billion as of June 30, 2019 (2) Three - Year CAGR from the twelve months ended December 31, 2015 to the twelve months ended December 31, 2018 (3) For the year - to - date period ending on the June 30, 2019 Gross Loans 17.1% 13.6% 28.4% Ethnic Peer Group Nationwide Peer Group MetroCity ROAE 12.5% 9.8% 25.5% Ethnic Peer Group Nationwide Peer Group MetroCity Net Income 26.5% 20.9% 35.6% Ethnic Peer Group Nationwide Peer Group MetroCity Efficiency Ratio 50.8% 62.2% 40.3% Ethnic Peer Group Nationwide Peer Group MetroCity Total Assets ROAA 17.6% 10.4% 28.9% Ethnic Peer Group Nationwide Peer Group MetroCity 1.53% 1.14% 2.94% Ethnic Peer Group Nationwide Peer Group MetroCity

Strong Focus on Credit

Credit Quality Highlights

- Adherence to disciplined and well-defined underwriting practices
  - No delegated individual lending authority
  - Lending authority governed by graduated size limits at each of our management loan committee, directors' loan committee, or our full board of directors
- Focus on low loan-to-value, strong cash flows and personal guarantees in most cases
- High level of involvement of our executive senior management team and board of directors
- Exceptional performance in our residential mortgage lending
  - Utilizes a pre-defined criteria approval system with no need for discretionary judgement or approval
  - Only 5 foreclosures out of 7,520 residential mortgage loans originated between January 1, 2015 and June 30, 2019 (with no losses to the bank)
- Take advantage of the SBA and USDA programs to augment credit via guarantees
- A significant portion of reserves and charge-offs are attributable to auto loan pools that were purchased in prior years
  - During 2016, the decision was made to discontinue the purchase of auto loan pools

NPAs / Total Assets



0.91%
0.36%
0.83%
0.63%
1.10%
2015
2016
2017
2018
6/30/2019

Adjusted NCOs to Average Gross Loans(1)



0.09%
0.01%
0.01%
0.01%
0.00%
2015
2016
2017
2018
6/30/2019

Note: Financial data is as of or for the years ended December 31 of each respective year or the six months ended June 30, 2019

(1) Adjusted net charge-offs to average loans are non-GAAP measures that exclude purchased auto loan pools, which we ceased purchasing in 2016. See Appendix for a reconciliation to the most comparable GAAP financial measures

METROCITY BANKSHARES, INC. 12

13 Diverse Loan Portfolio 6/30/2019 Note: Dollars in millions unless otherwise noted Loan Portfolio Highlights 12/31/2014 Construction and Development $37.8 7.7% Commercial Real Estate $317.9 65.0% Commercial and Industrial $32.0 6.5% Consumer $16.7 3.4% Residential Real Estate $83.9 17.2% Other $0.9 0.2% Construction and Development $37.1 3.1% Commercial Real Estate $420.3 35.3% Commercial and Industrial $43.8 3.7% Consumer $1.9 0.2% Residential Real Estate $687.4 57.7% Other $0.4 0.0% • Primary focus on real estate lending with an expertise in non - conforming single family residential (“SFR”) and Small Business Ad ministration (“SBA”) lending • We continue to diversify both geographically and by loan type » Since 2015, we have opened 11 new branches, including 2 in the Atlanta metropolitan area » We also opened three branches in Texas, two branches in New York, and one branch in each of Alabama, Florida, New Jersey and Vir ginia » We will continue to expand geographically to new gateway markets that are culturally diverse and experiencing demographic gro wth From 1/1/2017 to 6/30/2019 MetroCity has originated $1,637 m illion and sold $1,159 million of Residential Real Estate loans Loan Portfolio Composition Gross Loans: $ 1,190.9 million Gross Loans: $489.2 million

14 Residential Real Estate Lending Geographic Breakdown Residential Real Estate Loan Balances Note: Dollars in millions unless otherwise noted. Financial data is as of or for the years ended December 31 of each respecti ve year or the six months ended June 30 , 2019 Gain on Sale/Servicing Income Volume of Residential Loans Originated and Sold $611.3 $670.3 $687.4 2017 2018 6/30/2019 $581.2 $716.1 $339.8 $362.0 $536.0 $261.0 2017 2018 6/30/2019 Origination Sale $3.0 $5.7 $3.5 $8.2 $12.0 $4.7 2017 2018 6/30/2019 Gain on Sale Servicing Income NY 48.4% GA 25.4% NJ 6.2% PA 5.0% FL 4.4% TX 3.9% VA 3.8% Other 2.9%

15 SBA Balances Major Industry Exposure Note: Dollars in millions unless otherwise noted. Financial data is as of or for the years ended December 31 of each respecti ve year or the six months ended June 30, 2019 SBA Lending Continues to Support Growth Gain on Sale/Servicing Income Volume of SBA Loans Originated and Sold $157.0 $167.4 $169.9 2017 2018 6/30/2019 $119.6 $121.0 $75.5 $85.9 $93.3 $59.4 2017 2018 6/30/2019 Origination Sale $6.3 $4.6 $2.9 $4.5 $3.1 $2.2 2017 2018 6/30/2019 Gain on Sale Servicing Income Agriculture 7.0% Supermarkets & Other Grocery 4.1% Beer/Wine/Liquor Stores 14.7% Gasoline Stations and Convenience Stores 6.8% Hotels & Motels 9.3% Restaurants 12.1% Car Washes 21.3% Other 24.7%

16 • For the year ended December 31, 2018 and six months ended June 30, 2019, 39.3% and 39.4%, respectively, of revenue came from noninterest income • Noninterest income for the six - month period ended June 30 , 2019 was $19.5 million, an increase of $172,000 or 0.9%, compared to $19.4 million for the six - month period ended June 30, 2018 • Significant portion of noninterest income is associated with SBA and residential mortgage lending activity, consisting of gains on the sale of loans sold in the secondary market and servicing income from loans sold with servicing rights retained • We structure our residential mortgage loan sales to emphasize servicing fees over gain on sale Well Diversified Revenue Streams Revenue for Six Months Ended June 30 , 2019 Highlights Total: $49.6 million Note: Dollars in millions unless otherwise noted Net Interest Income $30.1 60.6% SBA servicing income, net $2.2 4.4% Other $0.3 0.6% Service charges, commissions and fees $6.0 12.0% Gain on sale - SBA loans $2.9 5.8% Gain on sale - SFR loans $3.6 7.2% Mortgage servicing income, net $4.7 9.4%

Deposit Portfolio

Deposit Portfolio Highlights

- Focused on growing our low-cost deposits, which we gather primarily through our branch network
- Total deposits increased $52.0 million, or 4.2% to $1.3 billion at June 30, 2019 compared to $1.24 billion at December 31, 2018
- Since 2014 we have placed an increased emphasis on growing our relationship-based deposits with our commercial and business lending customers; developing SBA borrowers into full-scale customer relationships
- Since 2017, we have been developing deposit relationships with our mortgage borrowers

Cost of Deposits



0.85%
0.96%
1.09%
1.60%
2.17%
2015
2016
2017
2018
6/30/2019

Deposit Portfolio Composition as of June 30, 2019

Total: $1,296.2 million



Time deposits greater than $250,000
$209.3
16.1%
Noninterest-bearing
$309.3
23.9%
NOW and other
$35.4
2.7%
Money market and savings
$161.8
12.5%
Time deposits $250,000 or less
$580.4
44.8%
93.3% Core(1)

Note: Dollars in millions unless otherwise noted. Financial data is as of or for the years ended December 31 of each respective year or the six months ended June 30, 2019

(1) Core deposits are calculated by adding demand and savings deposits plus time deposits less than $250,000 plus those deposits that are over $250,000 if those depositors meet MetroCity relationship criteria, these criteria include: (i) relationships with us (as a director or shareholder); (ii) deposits within our market area; (iii) additional non-deposit services with us; (iv) electronic banking services with us; (v) active demand deposit account with us; (vi) loans or (vii) longevity of the relationship with us

METROCITY BANKSHARES, INC. 17

18 19.40% 14.89% 17.08% 18.16% 18.66% 2015 2016 2017 2018 6/30/2019 13.20% 10.19% 10.76% 11.14% 11.67% 2015 2016 2017 2018 6/30/2019 13.33% 9.75% 10.48% 11.77% 12.09% 2015 2016 2017 2018 6/30/2019 Strong Capital Position Tier 1 Leverage Ratio Tangible Common Equity to Tangible Assets (1) Note: Financial data is as of or for the years ended December 31 of each respective year or the six months ended June 30 , 2019 (1) Represents a non - GAAP financial measure. See Appendix for reconciliation to the most comparable GAAP financial measures Total Risk Based Capital Tier 1 Risk Based Capital 18.26% 14.16% 16.24% 17.44% 17.99% 2015 2016 2017 2018 6/30/2019

19 Pro Forma Capitalization (1) Assumes 1,000,000 base primary shares offered at the midpoint of the range, 6.50% underwriting spread and $1.4 million in oth er offering expenses for $13.0 million of net proceeds. For regulatory capital purposes, net proceeds are assumed to carry a risk - weighting of 20%. As of June 30, 2019 (dollars in thousands) Actual Pro Forma As Adjusted (1) Shareholders' Equity: Preferred stock, par value $0.01 per share - - Common stock, par value $0.01 per share 243 253 Additional paid-in-capital 39,096 52,134 Retained earnings 144,989 144,989 Accumulated other comprehensive loss (11) (11) Total shareholders' equity 184,317$ 197,365$ Capital Ratios: Tier 1 capital to average assets 11.67% 12.43% Tier 1 capital to risk-weighted assets 17.99% 19.28% Total capital to risk-weighted assets 18.66% 19.94% Common equity Tier 1 capital to risk-weighted assets 17.99% 19.28% Total shareholders' equity to total assets 12.09% 12.84%

Appendix

Non-Qualified Mortgage Overview

Non-Qualified Mortgage Description

- Title XIV of Dodd-Frank governs the ATM/QM Rule, which clearly defines the loan characteristics required for a loan to be considered a "qualified mortgage":
  1. Loan must be fully-amortizing (no interest-only, negative amortization or other risky loan features), with a loan term that does not exceed 360 months
  2. Loan must have a debt-to-income ratio that does not exceed 43%, unless the loan qualifies for delivery to one of the GSEs with acceptable AUS findings (the "QM Patch")
  3. The points and fees charged on the loan must not exceed 3%, unless the loan amount is less than $102,894
  4. The Loan must meet the definition of the Ability-to-Repay rule, which consists of eight underwriting rules that are used to determine if the borrower has enough income to cover its debts
- We believe many lenders are quick to incorrectly equate non-QM loans to subprime loans
  - QM definition is extremely narrow
  - Most of our non-QM loans fall marginally outside of this narrow definition

MetroCity's Approach to Underwriting Non-QM Loans

- Verify the borrower's income, employment, and assets in accordance with strict internal underwriting standards and procedures that meet the Ability-to-Repay rule
- With respect to each mortgage loan, in order to test the reasonableness of the borrower's income, we use:
  1. Transcripts received from the IRS pursuant to a filing of IRS Form 4506 T (to the extent specified in the Mortgage Loan Schedule), when available
  2. Public and/or commercially available information
  3. W-2s and paystubs
  4. Written verification of employment
  5. Letters of profit and loss statements from certified public accountants

METROCITY BANKSHARES, INC. 21

Non-QM Securitizations for Select Issuers

Historical Securitizations

Transaction	Closing Pool ($mm)	Non-QM (%)	WAC (%)	WA Orig. LTV	WA Orig. FICO	CA (%)
Angel Oak Capital						
AOMT 2018-1	$328.8	80.8%	6.99%	76.5%	704	20.5%
AOMT 2018-2	402.0	84.6%	6.77%	76.7%	704	30.0%
AOMT 2018-3	395.8	83.1%	6.57%	78.4%	712	26.6%
AOMT 2019-1	609.6	79.2%	6.63%	77.3%	710	25.2%
AOMT 2019-2	620.9	83.3%	6.97%	78.1%	712	20.7%
AOMT 2019-3	381.3	85.4%	7.21%	76.2%	701	20.3%
Starwood Property Trust						
Star 2018-IMC1	$374.1	62.6%	6.22%	63.9%	727	69.3%
Star 2018-IMC2	279.9	52.8%	6.34%	64.9%	724	60.5%
Star 2019-IMC1	340.2	52.7%	6.36%	65.7%	722	60.8%
Ellington Financial						
EFMT 2018-1	$232.5	80.5%	6.33%	68.9%	716	53.3%
Arroyo Mortgage Trust						
ARRW 2018-1	$1,219.3	65.0%	5.29%	60.8%	743	73.1%
ARRW 2019-1	285.6	57.3%	5.53%	60.6%	744	71.5%
ARRW 2019-2	945.5	65.4%	5.56%	61.6%	744	68.2%
ARRW 2019-3	945.9	71.1%	5.39%	62.3%	740	58.2%
Bunker Hill Loan Depository Trust						
BHLD 2019-1	$268.2	57.3%	5.70%	61.8%	720	67.9%
BHLD 2019-2	416.6	56.6%	5.70%	61.8%	731	49.0%
All Issuances - Median	$ 388.5	68.3%	6.33%	65.3%	721	55.8%
All Issuances - Average	$ 502.9	69.9%	6.22%	68.5%	722	48.4%

Source: Kroll; DBRS; Fitch; S&P Global; MorningStar; Bloomberg.
Note: MCBS portfolio statistics as of June 30, 2019.

MCBS Portfolio Highlights

- MetroCity's non-QM portfolio has competitive cost and comparable or superior borrower statistics versus historic issuances from Angel Oak, STWD, EFC, Arroyo Mortgage and Bunker Hill
- **Non-QM Portfolio Weighted Average Coupon:**
  - MCBS at 5.55% vs. 6.22% average among the select issuances
- **Original LTV:**
  - MCBS at 58.9% vs. 68.5% average among the select issuances
- **Original FICO:**
  - MCBS at 720 vs. 722 average among the select issuances
- **MCBS also brings diversification for issuances that have higher geographic concentrations in CA**
  - >95% of MCBS's res. real estate lending is located outside CA

METROCITY BANKSHARES, INC. 22

Selected Historical Consolidated Financials

(Dollars in thousands, except per share data)	As of or for the Year Ended December 31, 2015	2016	2017	2018	As of or for the Six Months Ended June 30, 2018	2019
Statement of Income Data:						
Interest income	$ 33,370	$ 43,566	$ 60,514	$ 72,879	$ 35,090	$ 40,680
Interest expense	3,583	5,238	8,619	14,675	6,273	10,628
Net interest income	29,787	38,327	51,895	58,204	28,817	30,052
Provision for loan losses	-	-	3,058	1,237	871	-
Noninterest income	14,261	20,247	32,405	37,609	19,360	19,532
Noninterest expense	18,005	26,159	31,192	38,575	17,670	19,998
Income tax expense	9,431	12,200	18,153	14,667	7,891	7,894
Net income	16,613	20,216	31,897	41,334	21,745	21,692
Per Share Data:						
Basic income per share	$ 0.73	$ 0.87	$ 1.34	$ 1.71	$ 0.90	$ 0.90
Diluted income per share	0.73	0.86	1.32	1.69	0.89	0.89
Dividends per Share	0.12	0.16	0.23	0.38	0.18	0.20
Book value per share (at period end)	3.90	4.54	5.61	6.95	6.30	7.58
Shares of common stock outstanding	22,973,584	23,642,510	24,074,882	24,258,062	24,241,206	24,305,378
Weighted average diluted shares	22,469,762	23,704,334	24,139,006	24,475,698	24,397,508	24,427,642
Balance Sheet Data:						
Gross loans held for investment	$ 570,755	$ 804,318	$ 1,068,593	$ 1,145,714	$ 1,094,229	1,190,911
Loans held for sale	-	161,890	31,802	56,865	74,827	69,686
Allowance for loan losses	5,527	5,471	6,925	6,645	6,766	6,483
Total assets	671,380	1,100,063	1,288,927	1,432,650	1,345,821	1,524,509
Deposits	562,850	870,867	1,019,984	1,244,232	1,163,298	1,296,187
Shareholders' equity	89,560	107,261	135,115	168,608	152,751	184,317
Performance Ratios:						
Return on average assets[1]	2.61%	2.42%	2.77%	3.01%	3.30%	2.94%
Return on average equity[1]	20.88	21.19	27.24	27.95	31.51	25.46
Dividend payout ratio	16.04	18.65	17.05	22.48	20.16	22.57
Yield on total loans	6.20	5.94	5.91	5.92	5.92	6.15
Yield on average earning assets	5.74	5.54	5.55	5.60	5.63	5.81
Cost of average interest bearing liabilities	0.88	0.97	1.11	1.60	1.41	2.16
Cost of deposits	0.85	0.96	1.09	1.60	1.39	2.17
Net interest margin	4.98	4.87	4.76	4.48	4.62	4.30
Efficiency ratio[2]	40.88	44.66	37.00	40.26	35.55	40.33

(1) Represents annualized June 30, 2019 and 2018 data
(2) Represents non-interest expense divided by the sum of net interest income plus non-interest income

METROCITY BANKSHARES, INC. 23

Selected Historical Consolidated Financials

	As of or for the Year Ended December 31,				As of or for the Six Months Ended June 30,	
(Dollars in thousands, except per share data)	2015	2016	2017	2018	2018	2019
Asset quaility data:						
Net charge-offs to average loans held for investment[1]	0.09%	0.01%	0.17%	0.14%	0.19%	0.03%
Nonperforming assets to gross loans held for investments	1.07	0.49	1.00	0.78	0.73	1.41
ALL to nonperforming loans	111.79	153.94	69.06	74.12	84.88	38.67
ALL to loans held for investment	0.97	0.68	0.65	0.58	0.62	0.54
Balance sheet and capital ratios:						
Gross loans held for investment to deposits	101.40%	92.36%	104.77%	92.08%	94.06%	91.88%
Noninterest bearing deposits to deposits	27.01	24.74	25.52	24.05	24.66	23.87
Tangible common equity to tangible assets[2]	13.33	9.75	10.48	11.77	11.35	12.09
Leverage ratio	13.20	10.19	10.76	11.14	10.79	11.67
Common equity tier 1 ratio	18.26	14.16	16.24	17.44	16.17	17.99
Tier 1 risk-based capital ratio	18.26	14.16	16.24	17.44	16.17	17.99
Total risk-based capital ratio	19.40	14.89	17.08	18.16	16.93	18.66

(1) Represents annualized June 30, 2019 and 2018 data
(2) Represents a non-GAAP financial measure. See following pages for reconciliation to the most comparable GAAP financial measures

METROCITY BANKSHARES, INC. 24

Non-GAAP Reconciliation

Some of the financial measures included in this presentation are not measures of financial performance recognized by GAAP. Our management uses the non-GAAP financial measures set forth below in its analysis of our performance.

- "Tangible common equity" is defined as total shareholders' equity reduced by other intangible assets. Management does not consider loan servicing rights as an intangible asset for purposes of this calculation. The Company did not have goodwill or outstanding preferred stock during the presented periods.
- "Tangible assets" is defined as total assets reduced by other intangible assets. Management does not consider loan servicing rights as an intangible asset for purposes of this calculation. The Company did not have goodwill during the presented periods.
- "Tangible common equity to tangible assets" is calculated as tangible common equity divided by tangible assets. This measure is important to investors interested in relative changes in the ratio of total shareholders' equity to total assets, each exclusive of changes in intangible assets.
- "Adjusted allowance for loan losses to gross loans" and "adjusted net charge-offs to average loans" exclude the impact of our remaining auto loan pools on "allowance for loan losses to gross loans" and "net charge-offs to average loans," respectively.

	As of or for the Year Ended December 31,				As of or for the Six Months Ended June 30,	
(Dollars in thousands)	2015	2016	2017	2018	2018	2019
Tangible common equity:						
Total shareholders' equity	$ 89,560	$ 107,261	$ 135,115	$ 168,608	$ 152,751	$ 184,317
Less: Core deposit intangibles and other intangibles	66	9	-	-	-	-
Tangible common equity	$ 89,494	$ 107,252	$ 135,115	$ 168,608	$ 152,751	$ 184,317
Tangible assets:						
Total assets	$ 671,380	$ 1,100,063	$ 1,288,927	$ 1,432,650	$ 1,345,821	$ 1,524,509
Less: Core deposit intangibles and other intangibles	66	9	-	-	-	-
Tangible assets	$ 671,314	$ 1,100,054	$ 1,288,927	$ 1,432,650	$ 1,345,821	$ 1,524,509
Tangible common equity to tangible assets:						
Tangible common equity	$ 89,484	$ 107,252	$ 135,115	$ 168,808	$ 152,751	$ 184,317
Tangible assets	671,314	1,100,054	1,288,927	1,432,650	1,345,821	1,524,509
Tangible common equity to tangible assets	13.33%	9.75%	10.48%	11.77%	11.35%	12.09%

METROCITY BANKSHARES, INC.
25

26 Non - GAAP Reconciliation As of or for the Year Ended As of or for the Six Months Ended December 31, June 30, (Dollars in thousands) 2015 2016 2017 2018 2018 2019 Adjusted allowance for loan losses to gross loans: Gross Loans 570,755 804,318 1,068,593 1,145,714 1,094,229 1,190,911 Less: Auto loan pools 27,749 18,856 8,695 2,641 5,042 1,450 Adjusted gross loans excluding auto loan pools 543,006 785,462 1,059,898 1,143,073 1,089,187 1,189,461 Allowance for loan losses 5,527 5,471 6,925 6,645 6,766 6,483 Less: Allowance for loan losses allocated to auto loan pools - - 1,166 384 650 190 Adjusted allowance for loan losses 5,527 5,471 5,759 6,261 6,116 6,293 Allowance for loan losses to gross loans 0.97% 0.68% 0.65% 0.58% 0.62% 0.54% Adjusted allowance for loan losses to adjusted gross loans 1.02% 0.70% 0.54% 0.55% 0.56% 0.53% Adjusted net charge-offs to average loans: Net charge-offs 459 56 1,603 1,517 1,030 162 Less: Net charge-offs attributable to auto loan pools - - 1,531 1,412 1,026 159 Adjusted net charge-offs 459 56 72 105 4 3 Average gross loans 525,961 679,733 966,707 1,110,451 1,096,726 1,190,422 Net charge-offs to average gross loans 0.09% 0.01% 0.17% 0.14% 0.19% 0.03% Adjusted net charge-offs to average gross loans 0.09% 0.01% 0.01% 0.01% 0.00% 0.00%